Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333-110292) and S-8 (No.’s 333-98911, 333-84676, 333-84678) of Mykrolis Corporation of our report dated February 25, 2004 except for Note 20, as to which the date is March 5, 2004 relating to the consolidated and combined financial statements and financial statement schedule, which appear in this Form 10-K.

Boston, Massachusetts

March 15, 2004